EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 5, 2017	fcooper@tollbrothers.com

TOLL BROTHERS REPORTS 4TH QTR AND FYE 2017 RESULTS

HORSHAM, PA, December 5, 2017 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced financial results for its fourth quarter and fiscal year ended October 31, 2017.

Fourth Quarter Financial Highlights (compared to FY 2016’s fourth quarter):

▪	Net income was $191.9 million, or $1.17 per share diluted, compared to net income of $114.4 million, or $0.67 per share diluted

▪	Pre-tax income was $301.7 million, compared to $168.2 million in FY 2016’s fourth quarter, which was negatively impacted by a $121.2 million warranty charge

▪	Revenues were $2.03 billion - up 9%; home building deliveries were 2,424 units - also up 9%

▪	Net signed contract value was $1.75 billion - up 20%; contract units were 1,979 - up 15%

▪	Backlog value at FYE 2017 rose to $5.06 billion - up 27%; units totaled 5,851 - up 25%

▪	Gross margin, as a percentage of revenues, was 22.3%

▪	Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), was 25.3%

▪	SG&A, as a percentage of revenues, was 8.3%

▪	Income from operations was 14.0% of revenues

▪	Other income and Income from unconsolidated entities of $17.3 million declined from $32.7 million

In addition, in the fourth quarter the Company:

▪	Redeemed $287.5 million of 0.5% convertible securities due 2032 in September, eliminating 5.9 million shares from the future diluted share count

▪	Redeemed $400 million principal amount of 8.91% senior notes at maturity in October

▪	Repurchased approximately 5.2 million shares of its common stock at an average price of $38.48 per share for a total purchase price of approximately $200.2 million

Full FY 2017 Financial Highlights (compared to Full FY 2016):

▪	FY 2017 net income was $535.5 million, or $3.17 per share diluted, compared to net income of $382.1 million, or $2.18 per share diluted

▪	Pre-tax income was $814.3 million, compared to $589.0 million in FY 2016, which was negatively impacted by $125.6 million in warranty charges

▪	Revenues were $5.82 billion - up 12%; home building deliveries were 7,151 units - up 17%

▪	Net signed contract value was $6.83 billion - up 21%; contract units were 8,175 - up 22%

▪	Gross margin, as a percentage of revenues, was 21.5%

▪	Adjusted Gross Margin was 24.8%

▪	SG&A, as a percentage of revenues, was 10.5%

▪	Income from operations was 11.1% of revenues

▪	Other income and Income from unconsolidated entities of $169.4 million increased from $99.0 million

▪	Return on beginning stockholders’ equity was 12.7%

In addition, in Full FY 2017, the Company:

▪	Initiated a quarterly dividend in April

▪	Repurchased approximately 7.7 million shares at an average price of $37.81 per share for a total purchase price of approximately $290.9 million

▪	Issued $300 million of 4.875% 10-year senior notes in March and an additional $150 million (priced at a yield of 4.4%) in June

FY 2018 Financial Guidance:

▪	First quarter deliveries of between 1,300 and 1,500 units with an average price of between $820,000 and $840,000

▪	FY deliveries of between 7,700 and 8,700 units with an average price of between $810,000 and $860,000

▪	FY Adjusted Gross Margin of between 23.75% and 24.25% of revenues; first quarter Adjusted Gross Margin of 23.3%

▪	FY SG&A, as a percentage of FY revenues of approximately 10.0%; first quarter SG&A, as a percentage of first quarter revenues, of approximately 13.3%

▪	FY Other income and Income from unconsolidated entities of between $130 million and $170 million, with approximately $40 million in the first quarter

▪	Absent any tax reform, FY tax rate of approximately 37.0%; first quarter tax rate of approximately 33.5%

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Demand has remained healthy across all our demographic segments. We completed FY 2017 with our highest annual contracts and revenues in over a decade. Contracts and revenues for the full fiscal year were up 21% and 12%, respectively. Fourth quarter contracts rose 20% in dollars, our fifth quarter in a row of 20%-or-greater growth. We ended FY 2017 with a $5 billion backlog, up 27% in dollars and 25% in units from one year ago. This should result in strong revenue and earnings per share growth in FY 2018.

“In FY 2017, we reaped the rewards of our geographic diversification strategy, particularly in the west. Acquisitions of builders in Seattle in FY 2011, California in FY 2014 and Boise in FY 2017, as well as quality land purchases across all our western markets, have led to significant growth. California and the West region combined for 47% of our revenues this fourth quarter. In California, our largest region, contracts were up 56% in dollars and 54% in units in our fourth quarter.

“We also benefited from our ongoing product diversification strategy. In addition to continued success in our core, luxury move-up market, we are expanding our active adult product line nationally, have introduced a new millennial-focused product line and continue to develop our Toll Brothers City Living and Apartment Living divisions.

“Our Apartment Living rental business continues to expand across the nation. In addition to our well-established divisions focused on urban and suburban markets in the corridor from metro Washington, D.C. to Boston, we now have teams focused on growth in Los Angeles, San Francisco, San Diego, Phoenix, Dallas and Atlanta and a pipeline totaling over 14,000 units of completed projects, those in construction, under development or in approvals. We have begun to harvest some of the value created under Apartment Living. In FY 2017, we monetized a small portion of the value in two recently developed, now-stabilized properties through a recapitalization, resulting in income of $26.7 million. In FY 2018 and beyond, we expect to continue to grow the income from this business.

“Our City Living high-rise division remains active with its primary focus still on the New York City area, including Manhattan, Brooklyn, Hoboken and Jersey City. In FY 2017, we formed separate joint ventures to develop two new Manhattan high-rise towers with projected costs totaling over $600 million. By forming these joint ventures, we will lower our investment, increase our return on equity, reduce our risk and benefit from attractive construction financing. As of today, we already have 64 contracts and an additional 12 deposits at these two projects.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We have continued to focus on enhancing shareholder value and have implemented a number of initiatives to improve our return on equity. With our strong cash flow generation, we began paying a dividend for the first time in our history in April of FY 2017. Throughout the year, we bought back $291 million of our stock (7.7 million shares) at an average price of $37.81.

“In addition to stock repurchases and the new dividend, we formed capital-efficient City Living, Apartment Living and land joint ventures and reduced the percentage of our owned (versus optioned) land to 65%, down from over 80% two years ago. We have also replaced high-cost debt with both fixed and variable rate lower cost financing which will benefit us for years to come.

“By FYE 2017 we had exceeded our FY 2017 targeted return on beginning stockholders’ equity of 12%, reaching 12.7%. We expect further improvement in FY 2018.

“Subject to our normal caveats regarding forward-looking statements, we offer the following guidance:  For full FY 2018, we project revenues of between $6.24 billion and $7.48 billion, compared to $5.81 billion in FY 2017, based on deliveries of between 7,700 and 8,700 units at an average price of between $810,000 and $860,000.

“Adjusted Gross Margin for full FY 2018 is expected to be between 23.75% and 24.25% of revenues, while SG&A is projected to be approximately 10.0% of revenues.   Other income and Income from unconsolidated entities is projected to be between $130 million and $170 million.  We expect our FY 2018 effective tax rate to be approximately 37.0%, absent any tax reform.

“For FY 2018’s first quarter, we project deliveries of between 1,300 and 1,500 units at an average delivered sales price of between $820,000 and $840,000. Adjusted Gross Margin is expected to be approximately 23.3%, while SG&A is projected to be about 13.3% of revenues. Other income and Income from unconsolidated entities is projected to be approximately $40 million.  FY 2018’s first quarter effective tax rate will be approximately 33.5%, lower than the full year, due to our estimated benefit from the newly adopted excess stock compensation accounting rules.”

Robert I. Toll, executive chairman, stated: “We are very pleased as we begin FY 2018. There are a number of tailwinds in our favor. Last Monday, the Census Bureau reported the highest new homes sales total in a decade. Recently released data from The National Association of Realtors indicates that, with continuing solid demand, the number of months’ supply of new and existing homes on the market remains constrained at levels still well below historic norms. This shortage plays to our advantage given our multi-year supply of well-located, geographically diverse and already entitled home sites.

“Meanwhile our customers in the upscale market are benefiting from low unemployment, income growth, a strong stock market and attractive mortgage rates. As millennials become a bigger part of the rental apartment and new home markets, as growing families seek out larger homes in better locations and as baby boomers buy second homes or move to active living communities, we believe we are well-positioned for many years to come.
“This summer we celebrated the 50th Anniversary of the founding of Toll Brothers. From our start as a local builder in the suburbs of Philadelphia, we are now a Fortune 500 company that has been named World’s Most Admired Home Builder for the past three years in a row by Fortune magazine. Our accomplishments are directly attributable to the diligence and dedication of our Toll Brothers associates, to whom we are very grateful.”
The financial highlights for the fourth quarter and fiscal year ended October 31, 2017 (unaudited):

▪	FY 2017’s fourth-quarter net income was $191.9 million, or $1.17 per share diluted, compared to FY 2016’s fourth-quarter net income of $114.4 million, or $0.67 per share diluted.

▪
FY 2017’s fourth-quarter pre-tax income was $301.7 million, compared to FY 2016’s fourth-quarter pre-tax income of $168.2 million. FY 2017’s fourth-quarter results included pre-tax inventory impairments totaling $3.5 million.  FY 2016’s fourth-quarter results included pre-tax inventory impairments of $2.5 million and a $121.2 million charge for estimated warranty costs related to claims from older stucco homes and other water intrusion claims.

▪	FY 2017’s net income was $535.5 million, or $3.17 per share diluted, compared to FY 2016’s net income of $382.1 million, or $2.18 per share diluted.

▪
FY 2017’s pre-tax income was $814.3 million, compared to FY 2016’s pre-tax income of $589.0 million. FY 2017’s results included pre-tax inventory impairments totaling $14.8 million. FY 2016’s pre-tax income included pre-tax inventory impairments totaling $13.8 million and $125.6 million in charges for estimated warranty costs related to claims from older stucco homes and other water intrusion claims.

▪
FY 2017’s fourth-quarter total revenues of $2.03 billion and 2,424 units rose 9% in both dollars and units, compared to FY 2016’s fourth-quarter total revenues of $1.86 billion and 2,224 units. The average price of homes delivered was $836,600, compared to $834,300 one year ago.

▪	FY 2017’s total revenues of $5.82 billion and 7,151 units rose 12% in dollars and 17% in units, compared to FY 2016’s same period totals of $5.17 billion and 6,098 units.

▪
The Company’s FY 2017 fourth-quarter net contracts of $1.75 billion and 1,979 units rose by 20% in dollars and 15% in units, compared to FY 2016’s fourth-quarter net contracts of $1.47 billion and 1,728 units. The average price of net signed contracts was $886,800, compared to $847,800 one year ago.

▪
On a per-community basis, FY 2017’s fourth-quarter net signed contracts were up 9% to 6.34 units, compared to fourth-quarter totals of 5.82 in FY 2016, 5.21 units in FY 2015, and 5.01 in FY 2014. This was the highest fourth quarter per-community total since FY 2005.

▪	The Company’s FY 2017 net contracts of $6.83 billion and 8,175 units increased 21% in dollars and 22% in units, compared to net contracts of $5.65 billion and 6,719 units in FY 2016.

▪
FY 2017’s fiscal-year-end backlog of $5.06 billion and 5,851 units increased 27% in dollars and 25% in units, compared to FY 2016’s fiscal-year-end backlog of $3.98 billion and 4,685 units. The average price of homes in backlog was $865,100, compared to $850,400 one year ago.

▪
FY 2017’s fourth-quarter gross margin, as a percentage of revenues, was 22.3%, compared to 15.4% in FY 2016’s fourth quarter.  FY 2017’s fourth-quarter Adjusted Gross Margin was 25.3%, and FY 2016’s fourth-quarter Adjusted Gross Margin, further adjusted to exclude a warranty charge related to claims from older stucco homes and other water intrusion claims, was 24.9%. Without this further adjustment, FY 2016’s fourth-quarter Adjusted Gross Margin was 18.4%.

▪
FY 2017’s gross margin, as a percentage of revenues, was 21.5%, compared to 19.8% in FY 2016.  FY 2017’s Adjusted Gross Margin was 24.8%, and FY 2016’s Adjusted Gross Margin, further adjusted to exclude a warranty charge related to claims from older stucco homes and other water intrusion claims, was 25.6%. Without this further adjustment, FY 2016’s Adjusted Gross Margin was 23.2%.

▪	Interest included in cost of sales was 2.9% of revenues in FY 2017’s fourth quarter, compared to 2.9% in FY 2016’s fourth quarter.

▪	Interest included in cost of sales was 3.0% of revenues in FY 2017, compared to 3.1% in FY 2016.

▪	SG&A, as a percentage of revenues, was 8.3% in FY 2017’s fourth quarter, compared to 8.1% in FY 2016’s fourth quarter.

▪	SG&A, as a percentage of revenues, was 10.5% in FY 2017, compared to 10.4% in FY 2016.

▪	Income from operations of $284.4 million represented 14.0% of revenues in FY 2017’s fourth quarter, compared to $135.4 million and 7.3% of revenues in FY 2016’s fourth quarter.

▪	Income from operations of $644.9 million represented 11.1% of revenues in FY 2017, compared to $490.1 million and 9.5% of revenues in FY 2016.

▪	Other income and Income from unconsolidated entities in FY 2017’s fourth quarter totaled $17.3 million, compared to $32.7 million in FY 2016’s same quarter.

▪	Other income and Income from unconsolidated entities in FY 2017 totaled $169.4 million, compared to $99.0 million in FY 2016.

▪
FY 2017’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 7.9%, compared to 4.9% in FY 2016’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2017’s fourth-quarter cancellation rate was 2.7%, compared to 1.7% in FY 2016’s fourth quarter.

▪
The Company ended FY 2017 with $712.8 million of cash and marketable securities, compared to $946.2 million at 2017’s third-quarter end and $633.7 million at FYE 2016. At FYE 2017, the Company also had $1.15 billion available under its $1.295 billion 20-bank credit facility, which matures in May 2021.

▪
During the fourth quarter of FY 2017, the Company repurchased approximately 5.2 million shares of its common stock at an average price of $38.48 per share for a total purchase price of approximately $200.2 million. In FY 2017, the Company repurchased approximately 7.7 million shares at an average price of $37.81 per share for a total purchase price of approximately $290.9 million.

▪	The Company issued $300 million of 4.875% 10-year senior notes in March and an additional $150 million (priced at a yield of 4.4%) in June.

▪	The Company redeemed $287.5 million of 0.5% convertible securities due 2032 in September, eliminating 5.9 million shares from future diluted share count.

▪	The Company redeemed $400 million principal amount of 8.91% senior notes at maturity in October.

▪	On October 27, 2017, the Company paid its quarterly dividend of $0.08 per share to shareholders of record on the close of business on October 13, 2017.

▪	The Company’s Stockholders’ Equity at FYE 2017 was $4.53 billion, compared to $4.24 billion at FYE 2016.

▪
The Company ended FY 2017 with a debt-to-capital ratio of 41.5%, compared to 45.8% at FY 2017’s third-quarter end and 47.2% at FYE 2016. The Company ended FY 2017’s fourth quarter with a net debt-to-capital ratio(1) of 34.5%, compared to 38.4% at FY 2017’s third-quarter end, and 40.9% at FYE 2016.

▪
The Company ended FY 2017 with approximately 48,300 lots owned and optioned, compared to 47,800 one quarter earlier, and 48,800 one year earlier. At FYE 2017, approximately 31,300 of these lots were owned, of which approximately 17,200 lots, including those in backlog, were substantially improved.

▪	In the fourth quarter of FY 2017, the Company spent approximately $192.3 million on land to purchase 986 lots.

▪	In FY 2017, the Company spent approximately $664.3 million on land to purchase 5,663 lots, including its first quarter acquisition of Coleman Homes in Boise, Idaho.

▪	The Company ended FY 2017 with 305 selling communities, compared to 312 at FY 2017’s third-quarter end and 310 at FYE 2016.

▪
The Company expects FY 2018 first-quarter deliveries of between 1,300 and 1,500 units with an average price of between $820,000 and $840,000, and full FY 2018 deliveries of between 7,700 and 8,700 units with an average price of between $810,000 and $860,000.

▪	The Company expects its full FY 2018 Adjusted Gross Margin to be between 23.75% and 24.75% of revenues. FY 2018 first quarter Adjusted Gross Margin is projected to be approximately 23.3%.

▪	SG&A, as a percentage of full FY 2018 revenues, is projected to be approximately 10.0%. FY 2018 first quarter SG&A, as a percentage of first quarter revenues, is projected to be approximately 13.3%.

▪	The Company’s full FY 2018 Other income and Income from unconsolidated entities is expected to be between $130 million and $170 million with approximately $40 million occurring in the first quarter.

▪	The Company expects its FY 2018 tax rate to be approximately 37.0%, and its FY 2018’s first quarter tax rate to be approximately 33.5%, absent any tax reform.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) today, December 5, 2017, to discuss these results and its outlook for FY 2018. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Capital and Asset Management joint venture, the Company provides builders and developers with land banking and joint venture capital. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.

In 2017, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the third year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward Looking Statement

Information presented herein for the third quarter ended October 31, 2017 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; and the anticipated benefits to be realized from the acquisition of Coleman Homes.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; and the anticipated benefits to be realized from the acquisition of Coleman Homes. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2017	October 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$712,829	$633,715
Restricted cash and investments	2,482	31,291
Inventory	7,281,453	7,353,967
Property, construction and office equipment, net	189,547	169,576
Receivables, prepaid expenses and other assets	542,217	582,758
Mortgage loans held for sale	132,922	248,601
Customer deposits held in escrow	102,017	53,057
Investments in unconsolidated entities	481,758	496,411
Deferred tax assets, net of valuation allowances		167,413
	$9,445,225	$9,736,789

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$637,416	$871,079
Senior notes	2,462,463	2,694,372
Mortgage company loan facility	120,145	210,000
Customer deposits	396,026	309,099
Accounts payable	275,223	281,955
Accrued expenses	959,353	1,072,300
Income taxes payable	57,509	62,782
Total liabilities	4,908,135	5,501,587

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	720,115	728,464
Retained earnings	4,474,064	3,977,297
Treasury stock, at cost	(662,854)	(474,912)
Accumulated other comprehensive loss	(1,910)	(3,336)
Total stockholders' equity	4,531,194	4,229,292
Noncontrolling interest	5,896	5,910
Total equity	4,537,090	4,235,202
	$9,445,225	$9,736,789

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Twelve Months Ended October 31,				Three Months Ended October 31,
	2017		2016		2017		2016
	$	%	$	%	$	%	$	%
Revenues	$5,815,058		$5,169,508		$2,027,907		$1,855,451
Cost of revenues	4,562,303	78.5%	4,144,065	80.2%	1,575,832	77.7%	1,569,767	84.6%
Gross margin	1,252,755	21.5%	1,025,443	19.8%	452,075	22.3%	285,684	15.4%

Selling, general and administrative expenses	607,819	10.5%	535,382	10.4%	167,636	8.3%	150,262	8.1%
Income from operations	644,936	11.1%	490,061	9.5%	284,439	14.0%	135,422	7.3%

Other:
Income from unconsolidated entities	116,066		40,748		3,792		17,994
Other income - net	53,309		58,218		13,516		14,744
Income before income taxes	814,311		589,027		301,747		168,160
Income tax provision	278,816		206,932		109,869		53,782
Net income	$535,495		$382,095		$191,878		$114,378
Per share:
Basic earnings	$3.30		$2.27		$1.20		$0.70
Diluted earnings	$3.17		$2.18		$1.17		$0.67
Cash dividend declared	$0.24				$0.08
Weighted-average number of shares:
Basic	162,222		168,261		159,332		163,970
Diluted	169,487		175,973		164,565		171,683

Effective tax rate	34.2%		35.1%		36.4%		32.0%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2017	2016	2017	2016
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$4,999	$5,442	$1,980	$2,039
Cost of sales - operating communities	9,795	8,365	1,500	415
	$14,794	$13,807	$3,480	$2,454

Depreciation and amortization	$25,361	$23,121	$6,924	$6,283
Interest incurred	$175,944	$164,001	$45,057	$41,922
Interest expense:
Charged to cost of sales	$172,832	$160,337	$58,467	$53,161
Charged to other income - net	4,823	1,143	2,726	537
	$177,655	$161,480	$61,193	$53,698

Home sites controlled:
Owned	31,341	34,137
Optioned	16,970	14,700
	48,311	48,837

Inventory at October 31, 2017 and October 31, 2016 consisted of the following (amounts in thousands):

	October 31, 2017	October 31, 2016
Land and land development costs	$1,861,820	$2,497,603
Construction in progress	4,720,926	4,225,456
Sample homes	506,557	460,948
Land deposits and costs of future development	167,445	144,417
Other	24,705	25,543
	$7,281,453	$7,353,967

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, and Washington

California:	California

	Three Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
HOME BUILDING REVENUES
North	327	444	$214.7	$322.8	$656,700	$727,100
Mid-Atlantic	548	503	337.8	318.8	616,400	633,700
South	439	362	332.7	278.2	758,000	768,500
West	543	505	330.5	355.0	608,600	703,000
California	420	404	622.2	566.8	1,481,400	1,402,900
Traditional Home Building	2,277	2,218	1,837.9	1,841.6	807,200	830,300
City Living	147	6	190.0	13.9	1,292,400	2,322,900
Total consolidated	2,424	2,224	$2,027.9	$1,855.5	$836,600	$834,300

CONTRACTS
North	327	346	$223.1	$242.5	$682,300	$700,800
Mid-Atlantic	422	409	277.6	248.6	657,700	607,900
South	340	317	253.5	238.4	745,500	752,000
West	440	374	298.6	279.1	678,700	746,400
California	373	242	605.9	389.3	1,624,400	1,608,700
Traditional Home Building	1,902	1,688	1,658.7	1,397.9	872,000	828,200
City Living	77	40	96.3	67.1	1,251,100	1,676,600
Total consolidated	1,979	1,728	$1,755.0	$1,465.0	$886,800	$847,800

BACKLOG
North	1,217	977	$816.1	$692.8	$670,600	$709,100
Mid-Atlantic	1,143	986	741.6	610.0	648,800	618,700
South	1,055	960	815.9	736.4	773,400	767,100
West	1,397	1,020	972.0	766.5	695,700	751,500
California	887	533	1,495.1	867.7	1,685,600	1,627,900
Traditional Home Building	5,699	4,476	4,840.7	3,673.4	849,400	820,700
City Living	152	209	220.8	310.7	1,452,700	1,486,500
Total consolidated	5,851	4,685	$5,061.5	$3,984.1	$865,100	$850,400

	Twelve Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
HOME BUILDING REVENUES
North	1,139	1,172	$775.5	$814.5	$680,900	$695,000
Mid-Atlantic	1,681	1,432	1,030.3	895.7	612,900	625,500
South	1,247	1,093	924.0	849.6	741,000	777,300
West	1,783	1,304	1,151.7	903.7	645,900	693,000
California	1,041	1,006	1,550.5	1,448.5	1,489,400	1,439,900
Traditional Home Building	6,891	6,007	5,432.0	4,912.0	788,300	817,700
City Living	260	91	383.1	257.5	1,473,500	2,829,700
Total consolidated	7,151	6,098	$5,815.1	$5,169.5	$813,200	$847,700

CONTRACTS
North	1,379	1,259	$898.9	$888.0	$651,800	$705,300
Mid-Atlantic	1,838	1,607	1,161.9	986.8	632,200	614,100
South	1,342	1,229	1,003.5	916.8	747,800	746,000
West	2,032	1,508	1,318.3	1,096.7	648,800	727,300
California	1,395	930	2,177.9	1,418.5	1,561,200	1,525,300
Traditional Home Building	7,986	6,533	6,560.5	5,306.8	821,500	812,300
City Living	189	186	267.8	342.8	1,416,900	1,843,000
Total consolidated	8,175	6,719	$6,828.3	$5,649.6	$835,300	$840,800

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2017 and 2016, and for backlog at October 31, 2017 and 2016 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
Three months ended October 31,
Revenues	21	54	$23.6	$109.5	$1,125,000	$2,028,300
Contracts	36	18	$58.6	$28.0	$1,629,100	$1,553,100

Twelve months ended October 31,
Revenues	197	115	$475.3	$164.9	$2,412,500	$1,434,000
Contracts	143	113	$196.7	$169.8	$1,375,400	$1,502,900

Backlog at October 31,	116	184	$167.4	$471.5	$1,443,500	$2,562,400

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to:

•
the Company’s Adjusted Gross Margin (a non-GAAP financial measure), which is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues; and

•
for FY 2016 periods, the Company’s Adjusted Gross Margin, further adjusted for warranty charges related to claims from older stucco homes and other water intrusion claims (a non-GAAP financial measure), which is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs plus warranty charges related to claims from older stucco homes and other water intrusion claims divided by (ii) revenues.

Adjusted Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended October 31,		Twelve Months Ended October 31,
		2017	2016	2017	2016
Revenues		$2,027,907	$1,855,451	$5,815,058	$5,169,508
Cost of revenues		1,575,832	1,569,767	4,562,303	4,144,065
Gross margin		452,075	285,684	1,252,755	1,025,443
Add:	Interest recognized in cost of sales	58,467	53,161	172,832	160,337
	Inventory write-downs	3,480	2,454	14,794	13,807
Adjusted gross margin		$514,022	$341,299	$1,440,381	$1,199,587
Add:	Warranty charges related to older stucco homes and other water intrusion claims		121,231		125,576
Adjusted gross margin, further adjusted for warranty charges related to older stucco homes and other water intrusion claims		N/A	$462,530	N/A	$1,325,163

Gross margin as a percentage of revenues		22.3%	15.4%	21.5%	19.8%

Adjusted Gross Margin		25.3%	18.4%	24.8%	23.2%

Adjusted gross margin, further adjusted for warranty charges related to older stucco homes and other water intrusion claims		N/A	24.9%	N/A	25.6%

N/A - not applicable

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

The Company disclosed Adjusted Gross Margin, further adjusted for warranty charges related to claims from older stucco homes and other water intrusion claims for the FY 2016 periods, since the Company recognized warranty charges related to claims from older stucco homes and other water intrusion claims in the amount of $121.2 million in the fourth quarter of fiscal 2016. The Company’s management believes Adjusted Gross Margin, further adjusted for warranty charges related to claims from older stucco homes and other water intrusion claims, is a useful financial measure to investors for the fiscal 2016 periods because it allows them to evaluate the performance of our Company for the fourth quarter and fiscal year 2016 and its prospects for the future without the impact of these warranty charges.

Forward-looking Adjusted Gross Margin
The Company has not provided projected full year fiscal 2018 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the fourth quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our fiscal 2018 gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		October 31, 2017	July 31, 2017	October 31, 2016
	Loans payable	$637,416	$619,574	$871,079
	Senior notes	2,462,463	3,148,905	2,694,372
	Mortgage company loan facility	120,145	57,921	210,000
	Total debt	3,220,024	3,826,400	3,775,451
	Total stockholders' equity	4,531,194	4,532,714	4,229,292
	Total capital	$7,751,218	$8,359,114	$8,004,743
	Ratio of debt-to-capital	41.5%	45.8%	47.2%

	Total debt	$3,220,024	$3,826,400	$3,775,451
Less:	Mortgage company loan facility	(120,145)	(57,921)	(210,000)
	Cash and cash equivalents	(712,829)	(946,195)	(633,715)
	Total net debt	2,387,050	2,822,284	2,931,736
	Total stockholders' equity	4,531,194	4,532,714	4,229,292
	Total net capital	$6,918,244	$7,354,998	$7,161,028
	Net debt-to-capital ratio	34.5%	38.4%	40.9%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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